EXHIBIT 10.1

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this “Agreement”) is effective January 1, 2022 (the “Effective Date”) by and between Travere Therapeutics, Inc., 3611 Valley Centre Drive, Suite 300, San Diego, CA 92130 (“Travere”) and Noah Rosenberg, M.D (“Consultant”).

    WHEREAS, Travere is engaged in research, development and commercialization of human pharmaceutical products for rare diseases;

    WHEREAS, Consultant is formerly the Chief Medical Officer of Travere;

    WHEREAS, Travere wishes to engage Consultant to provide the services set forth below on the terms and conditions set forth herein and the Consultant wishes to be so retained.

    NOW THEREFORE, in consideration of the promises and of the mutual covenants, conditions and agreements contained herein, the parties agree as follows:

ARTICLE ONE
CONSULTING SERVICES

1.1    Engagement. Travere hereby agrees to engage Consultant to provide transitional consulting services to Travere and to provide support with respect to regulatory submissions and related activities, as requested from time to time by Travere and as more specifically set forth in Exhibit A hereof (the “Services”) for the benefit of Travere and the Consultant agrees to perform the Services on the terms and conditions set forth herein. Except as otherwise provided in Exhibit A, Consultant will have exclusive control over the manner and means of performing the Services, including the choice of place and time. Consultant will provide, at Consultant’s own expense, a place of work and all equipment, tools and other materials necessary to complete the Services.

1.2     Location. The Services shall be performed at such place or places and at such time or times as Travere and Consultant shall reasonably agree.

1.3    Information Technology and Training. Depending on the Services Consultant performs, Consultant may have access to Travere’s telecommunications, networking and/or information processing systems (the “Systems”), including, for example, the ability to create, access and use stored computer files, email messages and voice messages. In connection therewith, Consultant agrees: (i) Consultant has no expectation of privacy with respect to the Systems, and Consultant’s activities involving the Systems may be monitored and the contents of Consultant’s files and messages therein may be reviewed and disclosed by Travere at any time without notice to Consultant, (ii) Consultant will not give to any other person any user names or passwords applicable to Consultant’s access to the Systems unless authorized in writing by the sponsoring Travere manager or authorized personnel from Travere’s IT department, (iii) Consultant will not seek to obtain another person’s user names or passwords, and if obtained, Consultant will inform such person so that the passwords may be changed, (iv) Consultant will not attempt to access or possess any Travere information that Consultant is not authorized to access; (v) Consultant will not copy, distribute or reveal the contents of any software, software or system documentation or user manuals accessed in connection with the Services, (vi) Consultant will safeguard and maintain the security of all equipment assigned to Consultant by Travere, and will not introduce unauthorized software to the equipment or Systems, (vii) Consultant will not access Travere facilities for which Consultant is not authorized, (viii)

Consultant will abide by all Travere policies, procedures and standards of which Consultant is informed, and during the term of this Agreement will promptly complete all Travere training as requested by Travere.

ARTICLE TWO
COMPENSATION

2.1    Compensation. Unless this Agreement is terminated early in accordance with Section 7.2, in consideration of the Consultant’s performance of the Services, (i) for the period from January 1, 2022 through May 31, 2022 (the “Retainer Consulting Period”), Travere will pay to the Consultant a gross monthly retainer equal to $28,815, payable by the fifteenth day of each such month; and (ii) for the period from June 1, 2022 through December 31, 2022 (the “Hourly Consulting Period”), Travere will pay to the Consultant Four Hundred dollars ($400) per hour devoted by the Consultant to the performance of the Services.

2.2    Invoicing. For services provided during the Hourly Consulting Period, Consultant will provide Travere with monthly invoices for the performance of Services hereunder. Invoices shall be sent to Travere accounts payable (AP@Travere.com) and reference the applicable Travere purchase order number and will set forth the actual number of hours worked and will itemize the Services provided. Payments will be made by Travere within thirty (30) days of receipt. The account and payment currency of this Agreement is the US Dollar.

2.3    Equity. Consultant’s consulting relationship with Travere under this Agreement immediately follows Consultant’s employment relationship with no break in service and therefore constitutes “Continuous Service” as defined in Travere’s 2018 Equity Incentive Plan, as amended. As such, the Travere equity grants held by Consultant will have continued exercisability in accordance with their terms unless amended as set forth below in this Section 2.3. Notwithstanding the existence of Continuous Service, Consultant hereby agrees that none of his equity grants that were granted in connection with Consultant’s employment with Travere will continue to vest beyond December 31, 2021 other than the acceleration provided for in the Transition Agreement between Travere and Consultant dated October 12, 2021 (the “Transition Agreement”). Effective and contingent on the Consultant providing Services through the Consulting End Date (as defined below), or upon any termination of this Agreement by Travere other than for Consultant’s material breach of this Agreement, subject to Section 2.5, the post-termination exercise period during which Consultant may exercise Consultant’s vested stock options following the Consulting End Date or such termination, as applicable (which, under the terms of such options, would be three months following the Consulting End Date or such termination, as applicable) shall be extended to June 30, 2023, subject to earlier termination in the event of a change in control or corporate transaction as set forth in the terms of the equity incentive plan under which the equity awards were granted. Except to the extent provided in this Section 2.3, the Consultant’s stock options will continue to be subject to the terms and conditions of the equity plans and stock option grant notices and agreements pursuant to, or under, which they were granted.

2.4    NDA Filing Bonus. Subject to Section 2.5, provided that Consultant is diligently performing the Services in accordance with this Agreement on such date, in the event of the Company’s receipt of the first Day 74 letter for sparsentan from the FDA confirming acceptance for filing of a New Drug Application (“NDA”), the Company shall pay Consultant an NDA Filing Bonus in the amount of $230,514 within 30 days following such receipt.

2.5    Release. Consultant’s receipt of the post-termination exercise period extension pursuant to Section 2.3 and the bonus payable to Consultant pursuant to Section 2.4 shall each be subject to the requirement that Consultant execute and return to the Company a new Subsequent Release (as defined in the Transition Agreement).

2.6.Transition Agreement Amendment. Upon execution of this Agreement and effectiveness of the Subsequent Release (as defined in the Transition Agreement), Section 7 of the Transition Agreement shall be, and hereby is, amended such that a new subsection (iii) is added as follows: “and (iii) Section 6.8(a) of the Employment Agreement shall be, and hereby is, amended such that the reference to “three (3) months” is replaced with “six (6) months”, and for purposes of Section 6.8 (a) of the Employment Agreement, Employee’s employment with the Company is deemed to be terminated without Cause as of December 31, 2021.

ARTICLE THREE
WARRANTIES AND COVENANTS

3.1    Consultant’s Warranties. The Consultant represents and warrants:

a)Consultant has not entered into any agreement, whether written or oral, in conflict with this Agreement;

b)Consultant has the full power and authority to enter into and perform this Agreement, including without limitation the right and unrestricted ability to assign ownership of the Travere Intellectual Property to Travere or its designee as set forth in Article Five;

c)Consultant’s performances hereunder will not result in the breach of any contract, arrangement or understanding Consultant may have with any third party or any policies or procedures of such third parties, including without limitation any academic institution. Consultant shall be solely responsible for, and agrees to obtain any necessary consent(s) from any third party, in advance of commencing the Services;

d)Consultant is not and has not been under investigation by the United States Food and Drug Administration (FDA) for debarment action and is not presently debarred pursuant to the Generic Drug Enforcement Act of 1992. Consultant shall notify Travere immediately upon any inquiry or the commencement of any such investigation or proceeding.

3.2    Consultant’s Covenants. Consultant:

a)shall act as an independent contractor with no authority to obligate Travere by contract or otherwise and not as an employee or officer of Travere;

b)will not utilize the confidential information, funds, personnel, space, equipment or facilities of any third party while performing services for Travere;

c)shall exercise only such powers and perform such duties as may from time to time be vested in Consultant or assigned to Consultant by Travere;

d)shall perform the Services and promote the interests of Travere to the best of Consultant’s skill and ability and in a professional manner;

e)shall not, during the term of this Agreement, directly or indirectly assist or provide services with respect to any program that is competitive or potentially competitive with the sparsentan or pegtibatinase programs;

f)shall comply with all standards of safety, take due regard and comply with the safety regulations of Travere and all statutory provisions in effect, and report to Travere any incident which could give rise to unsafe working conditions or practices;

g)shall not assign or subcontract performance of this Agreement or any of the Services to any person, firm, company or organization without Travere’s prior written consent;

h)shall not, during the term of this Agreement or for two years following its expiration or termination, recruit, solicit or induce any Travere employee, client, customer or account to terminate their employment or relationship with Travere;

i)shall comply with all applicable state, federal and local laws, rules and regulations with respect to performance of services hereunder; and

j)shall not initiate or participate in any communications with the United States Food and Drug Administration, other governmental agency or foreign equivalent concerning Travere or any of its programs unless required by law or requested to do so by Travere, and then, only upon prior consultation with Travere.

ARTICLE FOUR
CONFIDENTIAL INFORMATION

4.1    Confidentiality. “Travere Confidential Information” shall mean all information disclosed to Consultant by or on behalf of Travere or its affiliates, or developed or observed by Consultant in the performance of Services. Consultant shall keep all Travere Confidential Information confidential and use such information only for the performance of the Services. Such Travere Confidential Information includes, but is not limited to, confidential or proprietary information, data (both technical and non-technical), materials and know-how. For clarity, nothing in this Agreement shall be deemed to modify or limit Consultant’s ongoing confidentiality obligations owed to Travere pursuant to Consultant’s employee confidentiality agreement dated July 26, 2018.

Consultant shall have no obligation of confidentiality and non-use with respect to any portion of Travere Confidential Information which (i) is or later becomes generally available to the public through no act or omission of Consultant; or (ii) is obtained without restriction from a third party (other than an affiliate, consultant or collaborator of Travere) who had the legal right to disclose the information to Consultant.

4.2    Authorized Disclosure. Notwithstanding the provisions of Section 4.1, Consultant may disclose the Confidential Information without violating its obligations under this Agreement to the extent the disclosure is required by a valid order of a court or other governmental body of competent jurisdiction or is otherwise required by law or regulation; provided that, to the extent permitted, Consultant gives reasonable prior written notice to Travere of such required disclosure and, at Travere’s request and expense, cooperates with Travere’s efforts to contest such requirement, obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or the law or regulation required, or obtain other confidential treatment of such Confidential Information.

4.3    Return of Information. Upon the termination of this Agreement, Consultant will promptly return to Travere all materials, records, documents, and other Travere Confidential Information in tangible form. Consultant shall retain no copies of such materials and information and, if requested by Travere, will delete all Travere Confidential Information stored in any magnetic, optical disc or other electronic memory.

4.4    Third Party Information. Consultant acknowledges that Travere has received, and in the future will receive from third parties, confidential or proprietary information (“Third Party Information”) subject to a duty on Travere’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of this Agreement and thereafter, Consultant shall hold Third Party Information in the strictest confidence and shall not disclose or use Third Party Information, except the extent such disclosure or use is expressly authorized in writing by Travere. In addition, Consultant shall not, in connection with the Services to be performed under this Agreement, disclose to Travere or utilize any information which is confidential or proprietary to Consultant or any third party.

4.6    Trading in Securities. Consultant, by virtue of the Services provided hereunder, may have access to data and information which is material non-public information about a publicly listed company. United States securities laws prohibit any person who is given access to material, non-public information concerning a company from purchasing or selling securities in such company or from communicating the information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

4.7    Personal Data. Depending on the Services Consultant performs, Consultant may be required to collect, retain, process, or disclose personal data, as defined in the General Data Protection Regulation (EU) 2016/679, and/or individually identifiable health information, as defined in the Health Insurance Portability and Accountability Act of 1996 (“IIHI”) (such personal data and IIHI, collectively, “Personal Data”). In that event, Consultant shall abide by all applicable data protection and privacy laws when performing the Services and shall afford Personal Data all the protections afforded to Confidential Information as set forth in this Agreement. Consultant shall adopt technical and organizational measures appropriate to prevent any unauthorized or accidental use, access, or processing of Personal Data, promptly inform Travere of any unauthorized access to or disclosure of Personal Data (a “Security Breach”), and provide Travere with all reasonable assistance to remedy any Security Breach. Where applicable data protection laws require the parties to enter into additional agreements or undertakings, including international data transfer agreements, Consultant will undertake to ensure that all necessary agreements are implemented and in place. Without limiting the generality of the foregoing, if Travere concludes that the Services to be performed hereunder necessitate that the parties enter into Standard Contractual Clauses (SCCs) in order to ensure compliance with the applicable data protection regulations, Consultant and Travere hereby agree to promptly enter into the appropriate form of SCC.

4.8    Individually Identifiable Health Information. Consultant shall treat any IIHI received under this Agreement confidentially and shall disclose such IIHI only to those who have the need to know the IIHI in connection with the performance of the Services, use and disclose IIHI only as required by law or in connection with the performance of the Services, implement reasonable safeguards to protect confidentiality, integrity, and availability of the IIHI, and notify Travere of any instances of which Consultant becomes aware in which the confidentiality of the IIHI has been breached.

ARTICLE FIVE
INTELLECTUAL PROPERTY

5.1    Ownership. All information, results, data, and products arising from the performance of the Services (either solely by Consultant or jointly with others), or which result to any extent from the use of Travere’s property, including, without limitation, every invention, discovery, improvement, innovation, design, drawing, protocol, process, technique, formula, trade secret, device, compound, substance, material, pharmaceutical and method, whether or not patentable or copyrightable (collectively, “Travere Intellectual Property”) shall be the sole and exclusive property of Travere. Consultant shall promptly disclose to Travere all Travere Intellectual Property arising or resulting from the Services.

5.2     Assignment. Consultant hereby assigns, transfers and conveys to Travere or its designee all of Consultant’s right, title and interest in Travere Intellectual Property. Consultant will, and will cause those persons who, with Travere’s knowledge and consent, are responsible for performing the Services to, execute and deliver any and all instruments and documents and take such other acts as may be necessary or desirable to document such transfer or to enable Travere or its designee to apply for, prosecute and enforce patents, trademark registrations or copyrights in any jurisdiction with respect to any Travere Intellectual Property, or to obtain any extension, validation, re-issue, continuation or renewal of any such intellectual property right. Consultant irrevocably appoints Travere and its duly authorized officers and agents as Consultant’s agent and attorney for such purpose, which appointment is coupled with an interest.

ARTICLE SIX
RELATIONSHIP OF THE PARTIES

6.1    Relationship. The relationship of Consultant to Travere will be one of independent contractor and at no time will Consultant hold itself out to be an employee of Travere or represent itself, either directly or indirectly, as being connected with or interested in the business of Travere.

6.2    No Withholding. No amount will be deducted or withheld from Travere’s payments hereunder to Consultant for state, federal or local taxes. No FICA, FUTA, SDI or state unemployment taxes will be payable by Travere on Consultant’s behalf and Consultant will be solely responsible for and will pay such taxes.

6.3    Tax. Consultant will be responsible for making appropriate filings and payments to the federal, state and local taxing authorities, including payments of all withholding and payroll taxes due on compensation received hereunder, estimated income payments, employment and self-employment taxes, if applicable.

6.4    Worker’s Compensation. Consultant acknowledges that if Consultant is injured while performing work for Travere hereunder, Consultant will not be covered for such injury under Travere's insurance policies, including under any Worker's Compensation coverage provided for Travere's employees, and further acknowledges that Consultant is solely responsible for providing Worker's Compensation insurance.

ARTICLE SEVEN
TERM AND TERMINATION

7.1    Term. This Agreement shall terminate on December 31, 2022 (the “Consulting End Date”) unless earlier terminated as set forth below.

7.2    Termination. This Agreement may be terminated (a) by Travere in its sole discretion (i) at any time following the Retainer Consulting Period, upon 30 days’ prior written notice to Consultant, or (ii) at any time during the term of this Agreement, immediately upon written notice to Consultant upon Consultant’s material breach of this Agreement and (b) by Consultant in its sole discretion (i) upon 30 days’ prior written notice to Travere or (ii) immediately upon written notice to Travere upon Travere’s material breach of this Agreement. Termination of this Agreement shall not relieve either party of any liability or obligation that, at the time of such termination, has already accrued.

7.3    Effect of Termination. Upon the termination of this Agreement, each party shall be released from all obligations and liabilities hereunder except those arising under Section 2.3, Articles Four, Five and Eight, and Sections 6.2, 6.3 and 7.3.

ARTICLE EIGHT
MISCELLANEOUS

8.1    Waiver. None of the terms of this Agreement may be waived except by an express agreement in writing signed by the party against whom enforcement of such waiver is sought. The failure or delay of either party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver of such right.

8.2    Mutual Non-Disparagement.  Consultant agrees that he will not disparage the Company or its affiliates or its or their products, programs, directors, officers, successors or assigns, with any written or oral statement.  The Company agrees to instruct its current directors and executive officers to not disparage Consultant with any written or oral statement.  Nothing in this paragraph shall prohibit the parties from providing truthful information in response to a subpoena or other legal process.
8.3    Entire Agreement. This Agreement and the Transition Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties (whether written or oral) relating to said subject matter.

8.4    Amendments. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by Consultant and a duly authorized officer of Travere.

8.5    Assignment. Travere has specifically contracted for the Services of Consultant and, therefore, Consultant may not assign or delegate Consultant's obligations under this Agreement, either in whole or in part, without the prior written consent of Travere. Travere may assign this Agreement at any time without the prior consent of Consultant.

8.6    Severability. If any provision of this Agreement is, becomes, or is deemed invalid, illegal or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to the applicable laws so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties hereto, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

8.7    Headings. Article and Section headings contained in the Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

8.8    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000), or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such electronic signatures having the same legal effect as original signatures. The parties agree that this Agreement may be electronically signed.

8.9    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of California, without regard to choice of law principles. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of the obligations may result in irreparable harm and continuing damage to Travere for which there may be no adequate remedy at law. In the event of such a breach, Travere shall be entitled to seek injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper, without prejudice to any other rights and remedies for a breach of this Agreement.

8.10    Public Announcements. Except as may be required for Travere to comply with applicable disclosure requirements, Neither party shall make any press release, statement or public announcement that mentions or refers to the other without the other parties’ prior written consent.

8.11     Notices. Any notice required or otherwise made pursuant to this Agreement shall be in writing, personally delivered or sent by certified mail, return receipt requested, or recognized courier service, properly addressed. Notices shall be deemed effective on the date received if personally delivered or sent by certified mail or recognized courier.

If to CONSULTANT, address to:

Noah Rosenberg, M.D.

If to TRAVERE, address to:

Travere Therapeutics, Inc.
ATTN: Legal Dept.
3611 Valley Centre Drive, Suite 300
San Diego, CA 92130

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

TRAVERE THERAPEUTICS, INC.

/s/ Eric Dube
By: Eric Dube, Ph.D.
Title: President and CEO

CONSULTANT

/s/ Noah Rosenberg
Noah Rosenberg, M.D.

EXHIBIT A
Description of Consulting Services

1.Scope of Services (detailed description of Services to be performed):

In coordination with the Chief Executive Officer (CEO); the Chief Medical Officer; the SVP, Research and Development and/or the VP, Pharmacovigilance of Travere, or such other individuals designated by the CEO, Consultant will:

a)provide support with respect to regulatory submissions and related activities;
b)provide transitional consulting services to Travere; and
c)perform such additional Services as mutually agreed upon by the parties.

It is understood and agreed that Consultant may provide such Services on a remote-basis and further that Consultant may be unavailable while away on vacation for up to two (2) weeks during the Retainer Consulting Period.

2.Deliverables/Timelines/Payment Terms:

Services to be Performed	Deliverable(s)	Due Date/ Timeline	Payment Terms	Total
Per Scope of Services above.	Per Travere’s request.	Per Travere’s request.	a) $28,815 per month during Retainer Consulting Period; b) Hourly rate is $400 per hour during Hourly Consulting Period
		Travel and out of pocket expenses		With prior approval
		Total Compensation (not to exceed)		$
3.Other Payment Terms:
a)Invoices and payment to be issued in US Dollars.
b)Invoices must be submitted with all requests for payment.
c)Copies of receipts must be provided with invoices for reimbursement of travel and out of pocket expenses.
d)Invoices will be sent to Accounts Payable and reference the Purchase Order Number. The period of work covered by each invoice shall not be more than one month and all work performed in any calendar month shall be invoiced within twenty-one (21) days of each month end.
e)Payment will be made by Travere within thirty (30) days of Travere’s receipt of the corresponding invoice.
f)Payments shall be made by check to Consultant.

Invoices shall be sent to:	Checks shall be made payable to:
Travere Therapeutics, Inc. Attn: Accounts Payable 3611 Valley Centre Drive, Suite 300 San Diego, CA 92130 Email: AP@Travere.com	Noah Rosenberg, M.D.